Exhibit 99.(h)(2)

CLASS D and T SHAREHOLDER SERVICING PLAN
OF
OAKTREE/BROOKFIELD ADVISED INTERVAL FUNDS

WHEREAS, each closed-end management investment company listed on Schedule A attached hereto (each, a “Fund” and collectively, the “Funds”) is operated as a closed-end interval fund pursuant to Rule 23c-3 under the Investment Company Act of 1940, as amended (the “Act”); and

WHEREAS, each Fund relies on an exemptive order granted by the Securities and Exchange Commission (the “Multi-Class Order”) permitting a Fund to issue multiple classes of shares and to impose asset-based distribution fees and early withdrawal charges so long as a Fund complies with the provisions of Rules 6c-10, 12b-1, 17d-3, 18f-3, 22d-1 and, where applicable, 11a-3 under the 1940 Act, as amended from time to time, as if those rules applied to closed-end management investment companies, and complies with Financial Industry Regulatory Authority (“FINRA”) Rule 2341(d), as amended from time to time;

WHEREAS, a Fund desires to adopt the shareholder servicing plan (the “Plan”) pursuant to which each share class identified on Schedule A attached hereto may pay a shareholder servicing fee up to an amount equal to, in total, 0.25% of the average weekly net assets of such class of shares of a Fund in connection with the servicing of the shares of a Fund; and

WHEREAS, as set out in Schedule B hereto, a Fund intends to enter into agreements (“Shareholder Services Agreements”) with a Fund’s distributor, certain financial institutions, broker-dealers, a Fund’s investment adviser and other financial intermediaries (“Authorized Service Providers”) pursuant to which the Authorized Service Providers will provide certain shareholder services, including, administrative shareholder support services to the beneficial owners of each class of share identified Schedule A;

NOW THEREFORE, a Fund hereby adopts this Plan:

1.     Any officer of a Fund is authorized to execute and deliver, in the name of a Fund and on behalf of a Fund, written Shareholder Services Agreements with Authorized Service Providers that are record owners of each class of share identified on Schedule A or that have a servicing relationship with the beneficial owners of such class of shares of a Fund, including the investment adviser to the Fund. In addition, any officer of a Fund’s distributor (the “Distributor”) is authorized to execute and deliver, in the name of the Fund and on behalf of the Fund, written Shareholder Services Agreements with Authorized Service Providers. Furthermore, a Fund hereby authorizes Distributor to enter into sub-agreements with service providers to provide “Services” as defined below with respect to Distributor’s Shareholder Services Agreement with the Fund.

2.     Pursuant to the relevant Shareholder Services Agreement, the Authorized Service Provider shall provide to those customers who own each class of shares identified on Schedule A with certain services, including administrative shareholder support services, not primarily intended to result in the sale of shares of the Fund, as set forth therein and as described in the Fund’s prospectus. Administrative shareholder support services include, but are not limited to: (i)

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responding to customer inquiries of a general nature regarding a Fund; (ii) crediting distributions from a Fund to customer accounts; (iii) arranging for bank wire transfer of funds to or from a customer’s account; (iv) responding to customer inquiries and requests regarding Statements of Additional information, shareholder reports, notices, proxies and proxy statements, and other Fund documents; (v) forwarding prospectuses, Statements of Additional Information, tax notices and annual and semi-annual reports to beneficial owners of Fund shares; (vi) assisting the Fund in establishing and maintaining shareholder accounts and records; (vii) providing sub-accounting for Fund share transactions at the shareholder level; (viii) forwarding to customers proxy statements and proxies; (ix) determining amounts to be reinvested in a Fund; (x) assisting customers in changing account options, account designations and account addresses, and (xi) providing such other similar services as a Fund may reasonably request to the extent the Authorized Service Provider is permitted to do so under applicable statutes, rules, or regulations (collectively “Services”).

3.     A Fund’s shareholder servicing fee shall be an amount not exceeding 0.25% on an annualized basis of the average net assets attributable to each class of shares identified on Schedule A of the Fund. Such fees are to be paid by a Fund monthly, or at such other intervals as the Board of Directors of the Fund (the “Board”) shall determine. Such fees shall be based upon a Fund as average weekly net assets during the preceding month, and shall be calculated and accrued weekly. In consideration for Services, the Authorized Service Providers will receive a fee, computed weekly and paid monthly in the manner set forth in the respective Shareholder Services Agreements.

4.     The officers, Adviser, administrator or Distributor of a Fund, as appropriate, shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such Payments were made.

5.     This Plan shall not take effect unless it has been approved, by a majority vote, at an in-person meeting (or meetings) called for the purpose of voting on such approval, of: (a) the Board; and (b) those Directors of the Fund who are not an “interested person” of the Fund and have no direct or indirect financial interest in the operation of this Plan or any agreements related thereto (the “Disinterested Directors”). The Fund may terminate this Plan at any time, without the payment of any penalty, by vote of the Board, by vote of a majority of the Independent Directors, or by vote of a majority of the outstanding voting securities of the Fund.

6.     The Plan may be amended at any time by the Board of Directors with respect to the Fund, provided that all material amendments to the Plan shall be approved by the Directors in the manner provided herein with respect to the initial approval of the Plan.

Dated:

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SCHEDULE A

Name of Fund and Share Classes

Oaktree Diversified Income Fund Inc.: Class D and Class T

Dated:

SCHEDULE B

SHAREHOLDER SERVICES AGREEMENT

This Shareholder Services Agreement (the “Agreement”) is made as of ___________, 202[_], by and between [__________________], and [_____________________] (the “Authorized Service Provider”) solely for the purpose of providing administrative services, as provided below:

1.     The Authorized Service Provider shall provide those shareholder services, including administrative shareholder services and/or account maintenance services listed on Exhibit A attached hereto, to those individuals or entities with whom the Authorized Service Provider has a servicing and/or other relationship and who may from time to time directly or beneficially own Class T shares of the Fund. Exhibit A may be amended from time to time by mutual agreement of the parties.

2.     The fee to be paid with respect to the Class T shares of the Fund will be computed and paid monthly at an annual rate not to exceed 0.__% of the average daily net asset value of the Class T shares of the Fund, provided that such shares are beneficially owned of record at the close of business on the last business day of the payment period by shareholders with whom the Authorized Service Provider has a servicing relationship as indicated by the records maintained by the Fund or its transfer agent (the “Subject Shares”).

[    ] shall pay the Authorized Service Provider the total of the fees calculated for the Fund for any period with respect to which such calculations are made within 45 days after the close of such period.

3.     The Authorized Service Provider shall furnish the [    ] with such information as shall reasonably be requested by the Directors of the Fund with respect to the fees paid to the Authorized Service Provider pursuant to this Agreement.

4.     The parties acknowledge and agree that the services discussed in Section 1 above and listed in Schedule A attached hereto are not primarily intended to result in the sale of shares of the Fund and are not the services of an underwriter within the meaning of the Securities Act of 1933, as amended, or the Investment Company Act of 1940 Act.

Neither the Authorized Service Provider nor any of its employees or agents are authorized to make any representation concerning shares of the Fund except those contained in the then current Prospectus or Statement of Additional Information for the Fund, and the Authorized Service Provider shall have no authority to act as agent for the Fund outside the parameters of this Agreement.

5.     This Agreement may be terminated by either party at any time without payment of any penalty upon sixty (60) days’ written notice.

6.     This Agreement and any Schedule hereto may not be revised except by mutual

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written agreement between the parties. This Agreement may be revised only after 60 days’ written notice or upon such shorter notice as the parties may mutually agree.

7.     All communications to the Fund should be sent to:

[____________________]

Any notice to authorized service provider shall be sent to:

[_____________________]

All communications and any notices required hereunder shall be deemed to be duly given if mailed or faxed to the respective party at the address for such party specified above.

8.     The parties to this Agreement mutually acknowledge that the Fund maintains and is subject to a Privacy Policy that restricts the disclosure of certain types of non-public information regarding the customers of the Fund and the parties agree to be bound by the restrictions imposed by such Privacy Policy.

9.     [________] agrees to indemnify and hold the Authorized Service Provider harmless against any losses, claims, damages, liabilities or expenses (including attorney’s fees) to which the Authorized Service Provider may become subject insofar as such losses, claims, damages, liabilities or expenses or actions in respect thereof arise out of or are based upon any material breach by [____________] of any provision of this Agreement or the [___________] negligence or willful misconduct in carrying out its duties and responsibilities under this Agreement.

The Authorized Service Provider agrees to indemnify and hold [____________] harmless against any losses, claims, damages, liabilities or expenses (including attorney’s fees) to which the [____________] may become subject insofar as such losses, claims, damages, liabilities or expenses or actions in respect thereof arise out of or are based upon any material breach by the Authorized Service Provider of any provision of this Agreement or the Authorized Service Provider’s negligence or willful misconduct in carrying out its duties and responsibilities under this Agreement.

10.     This Agreement shall be construed in accordance with the laws of the State of Delaware.

11.     This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

12.     In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

13.     This Agreement, including the Attachments hereto, constitutes the entire agreement

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between the parties with respect to the matters dealt with herein, and supersedes all previous agreements, written or oral, with respect to such matters.

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IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the ____ day of _______________, 202[_].

Name:

Title:

Name:

Title:

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EXHIBIT

LIST OF SHAREHOLDER SERVICES